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                        DIMENSIONAL INVESTMENT GROUP INC.

                 TAX-MANAGED U.S. MARKETWIDE VALUE PORTFOLIO XI

                            ADMINISTRATION AGREEMENT

         THIS AGREEMENT made this ________ day of ______________, 1999, by and between DIMENSIONAL INVESTMENT GROUP INC., formerly known as the "DFA U.S. Large Cap Value Portfolio," Inc., a Maryland corporation (the "Fund"), on behalf of the:

                "TAX-MANAGED U.S. MARKETWIDE VALUE PORTFOLIO XI,"

(the "Tax-Managed Portfolio"), a separate series of the Fund, and DIMENSIONAL FUND ADVISORS INC., a Delaware corporation (the "Administrator").

         WHEREAS, the Fund is registered as an investment company under the Investment Company Act of 1940, as amended, and its securities are registered under the Securities Act of 1933, as amended;

         WHEREAS, the Tax-Managed Portfolio, as a separate series of the Fund, desires to avail itself of the services, assistance and facilities of an administrator and to have an administrator perform various administrative and other services for it; and

         WHEREAS, the Administrator desires to provide such services to the Tax-Managed Portfolio.

         NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

                  1. EMPLOYMENT OF THE ADMINISTRATOR. The Fund hereby employs the Administrator to supervise the administrative affairs of the Portfolio, subject to the direction of the Board of Directors and the officers of the Fund on the terms hereinafter set forth. The Administrator hereby accepts such employment and agrees to render the services described herein for the compensation herein provided.

                  2. SERVICES TO BE PROVIDED BY THE ADMINISTRATOR.
                     A. The Administrator shall supervise the administrative
                        affairs of the Fund as they pertain to the Tax-Managed Portfolio. Specifically, the Administrator shall:

                        (1) supervise the services provided to the Fund for the benefit of the Tax-Managed Portfolio by the Tax-Managed Portfolio's custodian, transfer and dividend disbursing agent, printers, insurance carriers (as well as agents and brokers), independent accountants, legal counsel and other persons who provide services to the Fund for the benefit of the Tax-Managed Portfolio;

                        (2) assist the Fund to comply with the provisions of applicable federal, state, local and foreign securities, tax, organizational and other laws that:


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                                    (i)  govern the business of the Fund in
                                         respect of the Tax-Managed Portfolio
                                         (except those that govern investment
                                         of the tax-Managed Portfolio's
                                         assets);

                                    (ii) regulate the offering of the
                                         Tax-Managed Portfolio's shares; and

                                    (iii) provide for the taxation of the
                                          Tax-Managed Portfolio;

                        (3) provide the shareholders of the Tax-Managed Portfolio with such information regarding the operation and affairs of the Tax-Managed Portfolio, and their investment in its shares, as they or the Fund may reasonably request;

                        (4) assist the Tax-Managed Portfolio to conduct meetings of its shareholders if and when called by the Board of Directors of the Fund;

                        (5) furnish such information as the Board of Directors of the Fund may require regarding any investment company in whose shares the Tax-Managed Portfolio may invest; and

                        (6) provide such other administrative services for the benefit of the Tax-Managed Portfolio as the Board of Directors may reasonably request.

            B. In carrying out its responsibilities under Section A herein, to the extent the Administrator deems necessary or desirable and at the expense of the Tax-Managed Portfolio, the Administrator shall be entitled to consult with, and obtain the assistance of, the persons described in Section A, paragraph (1) herein who provide services to the Fund.

            C. The Administrator, at its own expense, shall provide the Fund with such office facilities and equipment as may be necessary to conduct the administrative affairs of the Fund with respect to the Tax-Managed Portfolio.

         3. EXPENSES OF THE FUND. It is understood that the Tax-Managed Portfolio will pay all of its own expenses incurred to conduct its administrative affairs.

         4. COMPENSATION OF THE ADMINISTRATOR. The services to be rendered by the Administrator as provided in Section 2 of this Agreement will be at no cost to the Tax-Managed Portfolio; such fee arrangement may be amended, from time to time, as applicable.

         5. ACTIVITIES OF THE ADMINISTRATOR. The services of the Administrator to the Fund or in respect of the Tax-Managed Portfolio are not to be deemed exclusive, and the Administrator shall be free to render similar services to others as long as its services to the Fund or with respect to the Portfolio are not impaired thereby.

         6. LIABILITY OF THE ADMINISTRATOR. No provision of this Agreement shall be deemed


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to protect the Administrator against any liability to the Fund or its shareholders to which it might otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

         7. DURATION AND TERMINATION.
            A. This Agreement shall become effective on the date written below, provided that prior to such date it shall have been approved by the Board of Directors of the Fund, and shall continue in effect until terminated by the Fund or the Administrator on 60 days written notice to the other.

            B. Any notice under this Agreement shall be given in writing addressed and delivered, or mailed postage-paid, to the other party at the principal business office of such party.

         8. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and effective on the _______ day of ______________, 1999.


DIMENSIONAL FUND                            DIMENSIONAL INVESTMENT
ADVISORS INC.                               GROUP INC.


By:  _______________________                By:  __________________________
         Rex A. Sinquefield                           David G. Booth
         Chairman-Chief                               President
         Investment Officer